Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Forms S-8 (Nos. 333-283757, 333-234817 and 333-114025) and Forms S-3 (Nos. 333-284171 and 333-278682) of our report dated March 14, 2025, with respect to the consolidated financial statements of CF Bankshares Inc., included in this Annual Report on Form 10-K for the year ended December 31, 2025.

/s/ Forvis Mazars, LLP

Indianapolis, Indiana

March 12, 2026